Exhibit 99.1

Opexa Therapeutics Reports First Quarter 2010 Financial Results

THE WOODLANDS, Texas--(BUSINESS WIRE)--May 13, 2010--Opexa Therapeutics, Inc. (NASDAQ: OPXA), a company developing Tovaxin®, a novel T-cell therapy for multiple sclerosis (MS), today reported financial results for the quarter ended March 31, 2010 and provided an update on its corporate developments.

Recent highlights include:

  Strengthening of the Tovaxin patent estate through issuance of key patents;
  Presenting Tovaxin data at the 62nd annual American Academy of Neurology (AAN) conference, indicating a possible link between Tovaxin’s potential mechanism of action and relevant clinical outcomes in MS patients based on new immunological data analysis; and
  Strengthening of the management team through the hiring of an experienced cell therapy immunologist as V.P. of Scientific Development to lead R&D efforts of Tovaxin development.

“The first several months of 2010 have been productive and we are progressing well with our development activities,” commented Neil K. Warma, President and Chief Executive Officer of Opexa. “We have been focused on strengthening our management team and patent estate and supporting the Tovaxin data analysis and I am pleased with our progress in all of these areas. The presentation of the TERMS immunology data was well received at AAN and with the issuance of certain key patents, we believe we have strengthened the value of the Tovaxin franchise. The hiring of Don Healey as VP of Scientific Development has also provided us with additional expertise as we prepare for planned FDA meetings later this year and for further clinical development of Tovaxin. Operationally over the next several months, we will be completing additional manufacturing support and optimization studies in preparation for the planned FDA discussions and will be continuing to further clarify Tovaxin’s mechanism of action. The planning for the next clinical study has progressed and protocol synopses have been prepared. Input from the FDA will guide the timing and final design of the trial, together with feedback generated from discussions with potential partners,” added Mr. Warma.

“As of the end of the first quarter, March 31, 2010, our cash and cash equivalents totaled approximately $7.1 million and our monthly burn rate for the quarter was approximately $350,000. At the current burn rate, we should have sufficient capital beyond 2010,” commented Mr. Warma.

First Quarter Financial Results

Opexa reported no revenues in the three months ended March 31, 2010 or in the comparable prior-year period.

Research and development expenses were $783,534 for the three months ended March 31, 2010, compared with $737,778 for the three months ended March 31, 2009. The increase in expenses was primarily related to a slight increase in personnel and the initiation of key experiments, and was partially offset by a decrease in stock compensation expense.

General and administrative expenses for the three months ended March 31, 2010 were $484,425 compared with $396,315 for the three months ended March 31, 2009. The increase in expense is due to an increase in professional service fees and partially offset by a decrease in stock compensation expense.

Opexa reported a net loss for the three months ended March 31, 2010 of $1,422,495, or ($0.09) per share, compared with a net loss for the three months ended March 31, 2009 of $1,636,969, or ($0.13) per share.

Cash and cash equivalents and investments in marketable securities were $7,092,036 as of March 31, 2010 compared to $403,943 as of March 31, 2009.

Further details can be found in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

About Opexa

Opexa Therapeutics, Inc. is dedicated to the development of patient-specific cellular therapies for the treatment of autoimmune diseases. The Company’s leading therapy, Tovaxin®, is a personalized cellular immunotherapy treatment that is in clinical development for multiple sclerosis (MS). Tovaxin is derived from T-cells isolated from peripheral blood, expanded ex vivo, and reintroduced into the patients via subcutaneous injections. This process triggers a potent immune response against specific subsets of autoreactive T-cells known to attack myelin and, thereby, reduces the risk of relapse over time.

Opexa completed its 150 patient Tovaxin for Early Relapsing Multiple Sclerosis (TERMS) Phase 2b clinical study in late 2008 which was one of the first clinical studies investigating an autologous T-cell therapy in MS patients. Data from this clinical study show evidence that Relapsing Remitting MS (RRMS) patients treated with Tovaxin saw overall clinical, MRI, and immunological benefits over the placebo group, including statistical significance for decrease in the Annualized Relapse Rate (ARR), improvement in disability score (EDSS), and improvement in quality of life measures (MSQLI), as well as an excellent safety profile with no serious adverse events related to Tovaxin treatment.

For more information visit the Opexa Therapeutics website at www.opexatherapeutics.com.

Cautionary Statement Relating to Forward - Looking Information for the Purpose of "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expects,” “believes,” “anticipates,” “estimates,” “may,” “could,” “intends,” and similar expressions are intended to identify forward-looking statements. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding current or future financial payments, returns, royalties, performance and position, management's strategy, plans and objectives for future operations, plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property, product development, manufacturing plans and performance, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: market conditions, our capital position, the ability of the Company to enter into and benefit from a partnering arrangement for the Company's product candidate, Tovaxin, on reasonably satisfactory terms (if at all), and our dependence (if partnered) on the resources and abilities of any partner for the further development of Tovaxin, our ability to compete with larger, better financed pharmaceutical and biotechnology companies, new approaches to the treatment of our targeted diseases, our expectation of incurring continued losses, our uncertainty of developing a marketable product, our ability to raise additional capital to continue our treatment development programs, the success of our clinical trials, our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights (including for Tovaxin), the risk of litigation regarding our intellectual property rights, the success of third party development and commercialization efforts with respect to products covered by intellectual property rights transferred by the Company, our limited manufacturing capabilities, our dependence on third-party manufacturers, our ability to hire and retain skilled personnel, our volatile stock price, and other risks detailed in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date made. We assume no obligation or undertaking to update any forward-looking statements to reflect any changes in expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in the reports filed with the Securities and Exchange Commission.

OPEXA THERAPEUTICS, INC. (a development stage company)

Statements of Expenses Data:

	Three Months Ended March 31,
	2010	2009
Research and development	$783,534	$737,778
General and administrative	484,425	396,315
Depreciation and amortization	49,646	57,378
Operating loss	(1,317,605)	(1,191,471)

Interest income	185	1,109
Other income and expense, net	-	-
Loss on derivative instruments	-	(440,980)
Interest expense	(105,075)	(5,627)
Net loss	$(1,422,495)	$(1,636,969)

Basic and diluted loss per share	$(0.09)	$(0.13)

Weighted average shares outstanding	15,523,710	12,245,858

Selected Balance Sheet Data:
	2010	2009
Cash and cash equivalents	$7,092,036	$403,943
Other current assets	199,117	141,692
Fixed assets, net	900,264	1,109,152
Total assets	8,191,417	1,654,787
Total current liabilities	901,158	1,580,017
Total long term liabilities	1,175,282	86,425
Total stockholders' equity	6,114,977	(11,655)

CONTACT:
Opexa Therapeutics, Inc.
Neil K. Warma, 281.719.3437
nwarma@opexatherapeutics.com